Exhibit 99.1

PHOENIX, July 19, 2018 /PRNewswire/ -- Creative Medical Technology Holdings Inc. (OTCQB ticker symbol CELZ) announced today that its subsidiary Caverstem International LLC has signed an exclusive contract with Promo Med Russia for the commercialization of its CaverStem™ technology.

As previously disclosed, Creative Medical Technology Holdings, Inc. formed the subsidiary CaverStem International LLC for the purpose of commercializing its erectile dysfunction technology to international physicians.

Professor Dimitri Pushkar MD, Director of Urology at Moscow University, Urologist General of Russia and a decades long colleague of Dr. Alex Gershman was key in the fast paced movement of this agreement and moreover in establishing the practice of the CaverStem™ procedure in Russia.

"Upon meeting with Dr. Gershman and the CaverStem™ team at the American Urological Association conference in May, I became more familiar with the CaverStem™ technology and quickly identified it as a valuable treatment for the escalating erectile dysfunction problems in Russia. As physicians it is our responsibility to seek out and develop advanced technologies in medicine to improve the quality of our patients lives," said Dr. Pushkar.

"We are excited and appreciative that a physician of Dr. Pushkar's reputation is involved in expanding our technology to the international medical community. We also wish to thank Dr. Gershman, as his decades long relationships and stellar international reputation were instrumental in furthering our expansion of CaverStem™," said Timothy Warbington, CEO of Creative Medical Technology Holdings.

Because of our mutual desire for a more immediate implementation of CaverStem™, CELZ VP of Sales, Gary Mells is currently in Russia meeting with multiple urologists and officials. We are beginning the applications and other regulatory paperwork required by the United States and Russia to import our technology," Mr. Warbington further said.

According to The Pravda Report, up to 90% of males in Russia suffer from some degree of erectile dysfunction.

"The promise of our cutting edge stem cell technology transcends international borders and presents a great opportunity to the company, treating physicians and their patients," said Gary Mells.

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a clinical stage biotechnology company currently trading on the OTCQB under the ticker symbol CELZ. For further information about the company go to www.creativemedicaltechnology.com.  For more information on our Caverstem™ procedure please go to www.caverstem.com.

Forward-Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission's website at www.sec.gov.